EXHIBIT 99

[HCB BANCSHARES, INC. LOGO]

PRESS RELEASE                                              FOR IMMEDIATE RELEASE


                              Contact:  Charles T. Black
                                        Chairman of the Board
                                        President & Chief Executive Officer
                                        HCB Bancshares, Inc.
                                        P.O. Box 878 Camden, Arkansas 71701-0878
                                        (870) 836-6841

                 HCB BANCSHARES, INC. TO SELL 100% OF ITS STOCK
                            TO ROCK BANCSHARES, INC.

     CAMDEN, ARKANSAS (January 14, 2004) - HCB Bancshares, Inc. (NASDAQ: HCBB), Camden, Arkansas ("HCB"), announced today the execution of a definitive agreement providing for the acquisition of HCB by Rock Bancshares, Inc. ("RBI").

     The acquisition has been structured as a share acquisition whereby RBI will acquire all of the issued and outstanding shares of common stock of HCB at a purchase price of $18.63 per share, subject to an adjustment to $18.62 per share if the acquisition is consummated on or prior to July 31, 2004 and $18.61 if consummated on or prior to June 30, 2004. In each case the per share stock price is also subject to a price adjustment by an amount based on the amount by which HCB's stockholder's equity on the last date of the calendar month preceding the closing is less than $26,500,000, excluding certain transaction costs and other related expenses. Holders of options to acquire shares of HCB common stock will receive a cash payment equal to the share acquisition price less the exercise price applicable to such option. In addition, RBI has made a cash deposit of $750,000 that will be applied to the purchase price and would be forfeited by RBI under certain circumstances, including the failure to obtain regulatory approval by August 31, 2004.

     The share acquisition has been approved by the board of directors of each of HCB and RBI and shall be subject to the approval of the stockholders of HCB. The transaction is also subject to the approval of the Office of Thrift Supervision.

     RBI is a privately held Arkansas corporation, which has been newly formed in order for it to acquire HCB. The president of RBI is L. Walter Quinn.

     HCB is a savings and loan holding company and the sole stockholder of HEARTLAND Community Bank, a federal savings bank which operates through five full service banking offices, two located in Camden, Arkansas, and the others are located in each of Fordyce, Bryant, and Sheridan, Arkansas. At September 30, 2003, the Company had total assets of $242.1 million, total liabilities of $215 million, including deposits of $145.9 million and stockholders' equity of $27 million.

     Stockholders of HCB and other investors are urged to read the proxy statement to be filed by HCB with the U.S. Securities and Exchange Commission (the "SEC") in connection with the proposed share acquisition. The proxy statement will contain important information about RBI, HCB and the share acquisition. Certain officers and directors of HCB will be soliciting proxies from the stockholders of HCB in favor of the share acquisition. A description of the their direct and indirect interests in the share acquisition, including their stock ownership in HCB, will be included in the proxy

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statement.  The directors and officers of HCB who will be soliciting proxies are
Charles T. Black, Paula J. Bergstrom, Scott A. Swain, Henry A. Pryor, John G. Rich, Clifford O. Steelman, Carl E. Parker, Jr., Bruce D. Murry and F. Michael Akin. After it is filed with the SEC, the proxy statement will be available for free both on the SEC's website (www.sec.gov) and from HCB and Charles T. Black as the address set forth below. HCB also files annual, quarterly and current reports and proxy statements with the SEC. Investors may read and copy any reports, statements or other financial information filed by HCB on the SEC's website or at the SEC's public reference room at 450 Fifth Street, N.W., Washington, DC 20549 or at the SEC's other public references rooms in New York, New York and Chicago, Illinois.